                                                                     EXHIBIT 4.2


                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            BAKER HUGHES INCORPORATED


         Baker Hughes Incorporated (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify that:

         FIRST: Article FOURTH of the Corporation's Restated Certificate of Incorporation is amended to read in its entirety as follows:

         "The total number of shares of stock which the Corporation shall have the authority to issue is 765,000,000 shares of capital stock consisting of 15,000,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"), and 750,000,000 shares of common stock, par value $1.00 per share (the "Common Stock")."

         SECOND: The foregoing amendment to the Corporation's Restated Certificate of Incorporation was unanimously adopted by the Corporation's Board of Directors at a meeting duly called and held on March 3, 1999 and by the holders of a majority of the outstanding shares of the Corporation's capital stock at a meeting duly called and held on April 28, 1999, all in accordance with the provisions of Section 242 of the DGCL.

         IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed in its name and on its behalf by its duly authorized officer on this 3rd day of May, 1999.

                                        BAKER HUGHES INCORPORATED


                                        By: /s/ LINDA J. SMITH
                                            ------------------------------------
                                            Linda J. Smith
                                            Secretary